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EXHIBIT 12.1

RECKSON OPERATING PARTNERSHIP, L. P.
RATIOS OF EARNINGS TO FIXED CHARGES

AND

RATIOS OF EARNINGS TO FIXED CHARGES, PREFERRED DIVIDENDS AND PREFERRED DISTRIBUTIONS

The following table sets forth the Operating Partnership’s consolidated ratios of earnings to fixed charges for the years ended December 31:

2004	2003	2002	2001	2000

1.59x	1.44x	1.69x	2.18x	2.20x

     The following table sets forth the Operating Partnership’s consolidated ratios of earnings to fixed charges and preferred distributions for the years ended December 31:

2004	2003	2002	2001	2000

1.28x	1.16x	1.37x	1.71x	1.61x

The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2004 have been restated to exclude income from discontinued operations and, for years 2002, 2001 and 2000, include certain costs associated with losses from extinguishment of debt in accordance with FASB Statement No. 145 which was adopted by the Operating Partnership on January 1, 2003. These costs were previously reported as extraordinary losses and excluded from prior reported ratios.